                                                                   EXHIBIT 2.3

                                   ESCROW AGREEMENT


    THIS ESCROW AGREEMENT is entered into as of September __, 1997 (the "Closing Date"), by and among: INVISION TECHNOLOGIES, INC., a Delaware corporation ("Parent"); QUANTUM MAGNETICS, INC., a California corporation (the "Company"); RANDALL R. LUNN, as agent of the former shareholders of the Company (the "Agent"); and _____________ (the "Escrow Agent").


                                       RECITALS

    A. Parent, the Company and QP ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of September 3, 1997 (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into the Company in a transaction in which issued and outstanding capital stock of the Company will be exchanged for shares of Common Stock, $.001 par value, of Parent ("Parent Common Stock").

    B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of the Company under the Reorganization Agreement and various related agreements.


                                      AGREEMENT

    The parties to this Escrow Agreement, intending to be legally bound, agree as follows:


SECTION 1.    DEFINED TERMS

    Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Reorganization Agreement.


SECTION 2.    CONSENT OF THE SHAREHOLDERS OF THE COMPANY

    By virtue of the approval by the shareholders of the Company of the Reorganization Agreement, the shareholders of the Company receiving shares of Parent Common Stock in the Merger (the "Shareholders") have, without any further act of any such Shareholder, consented to (i) the establishment of an escrow (the "Escrow") pursuant to this Agreement to secure the indemnification obligations of the Company under Section 9 of the Reorganization Agreement, (ii) the appointment of the Agent as agent for the Shareholders in all respects as set forth in Section 10.1 of the Reorganization Agreement, (iii) the taking by the Agent of any and all


                                          1.

actions, including the execution by the Agent of any and all agreements, instruments or other documents, and (iv) all of the other terms and conditions of this Agreement.


SECTION 3.    ESCROW

    3.1 SHARES AND STOCK POWERS TO BE PLACED IN ESCROW. Parent shall issue certificates for the aggregate number of shares of Parent Common Stock issuable by Parent in the Merger pursuant to clause (B) of each of clause (i), (ii),
(iii) and (iv) of Section 1.5(a) of the Reorganization Agreement (the "Escrow Shares") in the name of the Escrow Agent evidencing the shares of Parent Common Stock to be held in escrow in accordance with this Escrow Agreement. The Escrow Shares shall be held by the Escrow Agent in the Escrow in accordance with the provisions of this Escrow Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or the Shareholders. Parent may from time to time deposit in the Escrow additional shares of Parent Common Stock pursuant to Sections 1.6 or 1.10 of the Reorganization Agreement and such shares shall be deemed to have been deposited in the Escrow at the Effective Time. All such shares shall be deemed Escrow Shares, and the Persons with rights in respect of such Escrow Shares shall be deemed Shareholders, for all purposes hereunder.

    3.2 INDEMNIFICATION. The Company has agreed in Section 9 of the Reorganization Agreement that each of the Indemnitees shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Damages incurred as set forth in Section 9 of the Reorganization Agreement. The Company, and the Agent on behalf of the Shareholders, expressly agree that the Escrow Shares (i) shall be security for such indemnity obligation, subject to the limitations and in the manner provided for in this Agreement and (ii) are subject to release to Parent or other Indemnitee upon the terms set forth herein.

    3.3 VOTING OF SHARES. The Shareholders shall be entitled to vote their respective proportionate amount of Escrow Shares set forth on Exhibit A. Parent shall give the Agent at least as much notice of meetings of shareholders as it gives its shareholders generally. The Agent shall promptly inform each Shareholder of each such meeting and of the matters to be considered at such meeting. The Agent shall, in accordance with the instructions received from the Shareholders, direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares as to which such voting instructions have been received, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Agent shall have no obligation to solicit consents or proxies from the Shareholders for purposes of any such vote.

    3.4 DIVIDENDS, ETC. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the Agent or the Shareholders, but rather shall be deposited by Parent with the Escrow Agent to be held in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.


                                          2.

    3.5 TRANSFERABILITY. The interests of the Agent and the Shareholders in the Escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Parent shall have received written notice of such transfer.

    3.6 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement.
In connection with any release of Escrow Shares from the Escrow, any Shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such shareholder) shall be paid by Parent in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price, and such fraction of a share shall be returned to Parent.


SECTION 4.    CLAIM PROCEDURES

    4.1 CLAIM NOTICE. If any Indemnitee determines in good faith that there is or has been a possible breach by the Company of any representation, warranty, covenant or other provision set forth in the Reorganization Agreement or other event giving rise to an indemnification obligation under Section 9.2 of the Reorganization Agreement (collectively, an "Indemnification Event"), and if Parent shall have consented to such Indemnitee asserting a claim for indemnification pursuant to Section 9.8 of the Reorganization Agreement and such Indemnitee wishes to make a claim against the Escrow with respect to such possible Indemnification Event, then such Indemnitee may deliver to each of the Agent and the Escrow Agent a written notice of such possible Indemnification Event (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting such Indemnitee's belief that such possible Indemnification Event exists or has occurred, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a direct or indirect result of such possible Indemnification Event (such aggregate amount being referred to as the "Claim Amount").

    4.2 RESPONSE NOTICE. Within 15 days after the delivery of a Claim Notice to the Agent, the Agent shall deliver to the Escrow Agent (with a copy to Parent) a written notice (the "Response Notice") containing: (i) instructions to the effect that Escrow Shares having a Fair Market Value (as defined in Section 6) equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to such Indemnitee; OR (ii) instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to such Indemnitee, together with a statement that the remaining portion of such Claim Amount is being disputed; OR
(iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by the Escrow Agent from the Agent within 30 days after the delivery of a Claim Notice to the Agent, then the Agent shall be deemed to have given instructions to the Escrow Agent that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to such Indemnitee from the Escrow.


                                          3.

    4.3  RELEASE OF ESCROW SHARES TO INDEMNITEES.

         (a) If the Agent gives (or is deemed to have given) instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to an Indemnitee, then the Escrow Agent shall be authorized to transfer to such Indemnitee, from the Escrow, Escrow Shares having a Fair Market Value equal to such Claim Amount.

         (b) If a Response Notice delivered by the Agent in response to a Claim Notice contains instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to an Indemnitee, then (i) the Escrow Agent shall be authorized to transfer to such Indemnitee, from the Escrow, Escrow Shares having a Fair Market Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 4.3(c) shall be followed with respect to the remaining portion of such Claim Amount.

         (c) If a Response Notice delivered by the Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 5, the Escrow Agent shall continue to hold in the Escrow (in addition to any other Escrow Shares permitted to be retained in the Escrow, whether in connection with any other dispute or otherwise), Escrow Shares having a Fair Market Value equal to 125% of the Disputed Amount. Such Escrow Shares shall continue to be held in the Escrow until such time as (i) the applicable Indemnitee and the Agent execute a settlement agreement containing instructions regarding the release of such shares, or (ii) the Escrow Agent receives a copy of a court order containing instructions to the Escrow Agent regarding the release of such Escrow Shares. The Escrow Agent shall thereupon release such Escrow Shares from the Escrow in accordance with the instructions set forth in such settlement agreement or court order. (The parties acknowledge that it is appropriate to retain more than 100% of the Claim Amount in the Escrow in recognition of the fact that the Indemnitee may have underestimated the aggregate amount of the actual and potential Damages arising from a particular Indemnification Event, and to cover interest on such Claim Amount in accordance with Section 9.6 of the Reorganization Agreement.)

         (d)  Notwithstanding anything to the contrary set forth in this
Section 4, the Escrow Agent shall not release to an Indemnitee, and no Indemnitee shall be entitled to receive, any Escrow Shares in respect of indemnification obligations under Section 9 of the Reorganization Agreement for claims not in respect of or relating to Disputes ("Non-Dispute Indemnification Claims") if the total number of Escrow Shares previously released to Indemnitees together with the number of Escrow Shares being released to such Indemnitee collectively in respect of Non-Dispute Indemnification Claims shall exceed 77,700 shares; PROVIDED, HOWEVER, that the Escrow Agent shall be entitled to release, and an Indemnitee shall be entitled to receive, up to such number of Escrow Shares in respect of a Non-Dispute Indemnification Claim as shall not cause such 77,700 share aggregate maximum to be exceeded.


                                          4.

SECTION 5.    RELEASE OF SHARES TO SHAREHOLDERS

    5.1 SHARES TO BE RELEASED. On the date 12 months after the Closing Date (the "Scheduled Escrow Termination Date"), the Escrow Agent shall release to the Shareholders from the Escrow all Escrow Shares then held in the Escrow, other than any Escrow Shares that are to be retained in the Escrow in accordance with
Section 4.3(c). From and after the Scheduled Escrow Termination Date and upon the resolution of a dispute (and the release of Escrow Shares to Indemnitees in respect of such dispute, if any) in accordance with Section 4.3(c), Parent shall release to the Shareholders any Escrow Shares remaining in the Escrow in respect of such dispute.

    5.2  PROCEDURES FOR RELEASING SHARES.

         (a) In the event that the Escrow Agent is to release Escrow Shares to the Shareholders in accordance with Section 5.1, the Escrow Agent shall be authorized to transfer to each Shareholder, and shall so transfer and release to each Shareholder, such number of Escrow Shares, subject to Section 3.6, as shall equal the total number of Escrow Shares to be so transferred and released multiplied by the fraction (i) having a numerator equal to the number of shares of Parent Common Stock set forth opposite such Shareholder's name on Exhibit A hereto and (ii) having a denominator equal to the total number of Escrow Shares listed on Exhibit A.

         (b) Any release of shares to the Shareholders pursuant to Section 5.1 may be effected by mailing a stock certificate to the Shareholders certified mail, return receipt requested.


SECTION 6.    VALUATION OF SHARES HELD IN ESCROW

    For purposes of this Escrow Agreement, the "Fair Market Value" of the Escrow Shares shall be deemed to be equal to the number of Escrow Shares multiplied by the Designated Parent Stock Price (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the Closing Date).


SECTION 7.    FEES AND EXPENSES

    7.1 ESCROW AGENT FEES AND EXPENSES. Upon execution of this Escrow Agreement and initial deposit of the Escrow Shares, an acceptance fee of $___________ will be payable to the Escrow Agent. This acceptance fee will cover the first year of the Escrow. Thereafter, an annual administrative fee will be payable in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.

    7.2 PAYMENT OF ESCROW AGENT. Parent shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder. Parent shall be entitled to reimbursement of one-half of such fees and expenses from the Shareholders.


                                          5.

    7.3 AGENT'S FEES AND EXPENSES. All reasonable expenses (including attorneys' fees) incurred by the Agent in connection with the performance of its duties hereunder shall be reimbursed to the Agent by the Shareholders. Parent shall not be obligated to reimburse the Agent for any fees charged or expenses (including attorneys' fees) incurred by the Agent in connection with the Agent's performance of his duties hereunder. The Agent hereby agrees that he shall not seek payment or reimbursement of any such fees and expenses, if any, from Parent, the Surviving Corporation or the Company, and that the Agent shall only seek payment or reimbursement of all such fees and expenses from the Shareholders.

    7.4 REIMBURSEMENT PROCEDURES. Upon a notice in writing delivered to the Escrow Agent by Parent in respect of Section 7.2 or Section 8.2, or by the Agent in respect of Section 7.3, the Escrow Agent shall transfer, deliver and assign to the Person delivering the notice, in reimbursement of fees and expenses pursuant to Section 7.2, Section 7.3 or Section 8.2, such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the amount to be reimbursed. Notwithstanding the foregoing, the Agent's right of reimbursement from the Escrow Shares shall be in all respects subordinate to rights of Parent in respect of the Escrow Shares. The Escrow Agent shall transfer shares to the Agent in reimbursement of its expenses only at such time as Escrow Shares are otherwise distributable pursuant to the terms of this Agreement to the Shareholders.


SECTION 8.    LIMITATION OF ESCROW AGENT'S LIABILITY

    8.1 LIMITATION. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

    8.2 INDEMNIFICATION OF ESCROW AGENT. Parent and the Shareholders, jointly and severally, shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of (i) Parent and (ii) the Shareholders shall be liable for one-half (1/2) of such amounts and Parent shall be entitled to reimbursement from the Escrow Shares of the Shareholders' share of any such loss, liability or expense.


                                          6.

SECTION 9.    SUCCESSOR ESCROW AGENT

    In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Escrow Agreement, specifying not less than 60 days' prior written notice of the date when such resignation shall take effect. Parent may appoint a successor Escrow Agent without the consent of the Agent so long as such successor is a bank with assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Agent, which consent shall not be unreasonably withheld. If, within such notice period, Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.


SECTION 10.   GENERAL

    10.1 ADJUSTMENT OF EXHIBIT A.  If and when Parent deposits additional
Escrow Shares with the Escrow Agent, Parent shall revise Exhibit A to reflect such deposit. In connection therewith, Parent may as appropriate alter the identity of the Shareholders listed on Exhibit A and the number of Escrow Shares set forth opposite the appropriate Shareholders' names, including appropriate adjustments with respect to the incidence of any prior release of shares of Parent Common Stock to an Indemnitee as permitted in Section 1.6 of the Reorganization Agreement. Parent may deliver any revised Exhibit A in accordance with Section 10.3. Upon such delivery, any such revised Exhibit A
(i) shall be deemed appended to this Agreement in replacement of the prior Exhibit A and (ii) shall constitute Exhibit A for all purposes under this Agreement.

    10.2 OTHER AGREEMENTS.     Nothing in this Escrow Agreement is intended to
limit any of Parent's or any other Indemnitee's rights, or any obligation of the Company or any Shareholder, under the Reorganization Agreement or under any other agreement entered into in connection with the transactions contemplated by the Reorganization Agreement.

    10.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):


                                          7.

         if to the Escrow Agent:

         [Address]


         if to Parent:

              InVision Technologies, Inc.
              3420 E. Third Avenue
              Foster City, CA  94404
              Attention:  Chief Financial Officer
              Facsimile:  (415) 578-0930

              with a copy to:

              Robert L. Jones, Esq.
              Cooley Godward LLP
              Five Palo Alto Square
              3000 El Camino Real
              Palo Alto, CA  94306-2155
              Facsimile:  (415) 857-0663


         if to the Agent:

              Randall R. Lunn
              Techno Venture Management
              101 Arch Street
              Suite 1950
              Boston, MA  02110
              Facsimile:  (617) 345-9377


    10.4 COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    10.5 HEADINGS. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

    10.6 GOVERNING LAW; VENUE. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any state or federal court in the County of San Mateo in the State of California shall have exclusive jurisdiction and venue over


                                          8.

any dispute arising out of this Escrow Agreement and the parties hereby consent to the jurisdiction and venue of such courts.

    10.7 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

         (a) Subject to Sections 3.5 and 10.7(b), this Escrow Agreement shall be binding upon: the Company and its successors and assigns (if any); the Agent and the shareholders of the Company and their respective estates, successors and assigns (if any); and Parent and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: the Company; the Shareholders; Parent; the other Indemnitees; and the respective successors (if any) of the foregoing.

         (b) Parent may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the Shareholders, the Agent or the Company shall be permitted to assign any of his, her or its rights or delegate any of his, her or its obligations under this Escrow Agreement without Parent's prior written consent.

    10.8 WAIVER.

         (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10.9 AMENDMENTS. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Agent and the Escrow Agent.

    10.10 SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.


                                          9.

    10.11 ENTIRE AGREEMENT. This Escrow Agreement and the Reorganization Agreement and the other agreements contemplated in the Reorganization Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

    10.12     CONSTRUCTION.

         (a) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

         (c) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" are intended to refer to Sections of this Escrow Agreement.


                                         10.

    IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

                                  INVISION TECHNOLOGIES, INC.
                                  a Delaware corporation


                                  By:
                                      -------------------------------------
                                       Name:
                                       Title:


                                  QUANTUM MAGNETICS, INC.
                                  a California corporation


                                  By:
                                      -------------------------------------
                                       Name:
                                       Title:



                                  AGENT:


                                  By:
                                      -------------------------------------
                                       Randall R. Lunn



                                  ESCROW AGENT:


                                  By:
                                      -------------------------------------
                                       Name:
                                       Title:



                                         11.

                                      EXHIBIT A

                             SHAREHOLDERS OF THE COMPANY


                                         NUMBER OF
SHAREHOLDER                            ESCROW SHARES